Exhibit 99.1


May 25, 2005

Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 868-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI ANNOUNCES REPURCHASE OF ALL SERIES B PREFERRED SHARES

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) ("GCI") announced today that it reached and closed a definitive agreement with Toronto Dominion Securities (TD) to repurchase the remaining 4,314 shares of GCI Series B Preferred stock for a total purchase price of $6,607,027. The 4,314 preferred shares were convertible into 777,297 shares of GCI's Class A Common shares and the transaction price represents an equivalent Class A Common share purchase price of $8.50 per share. The preferred shares held by TD were issued as part of a $20 million private equity investment made on April 30, 1999.

"We are pleased to announce this transaction with Toronto Dominion Securities," said John Lowber, GCI Senior Vice President and CFO. "This agreement is separate from our stock repurchase program announced in 2004 and concludes our strategy to repurchase our preferred equity securities."

Funds for the transaction will be provided from the company's existing cash balances.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

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